UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 1, 2007
BANCORP OF NEW JERSEY, INC.
(Exact Name of Issuer as Specified in Charter)

NEW JERSEY	000-52749	20-8444387
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
204 MAIN STREET
FORT LEE, NEW JERSEY 07024
(Address of Principal Executive Offices)
(201) 944-8600
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
                (d)            Election of Directors
                Effective August 1, 2007, the board of directors of Bancorp of New Jersey, Inc., referred to as the “Company,” increased the number of directors constituting its entire board of directors from 18 to 19 and elected Gerald A. Calabrese, Jr. to fill the vacancy created by the increase in the number of directors. Mr. Calabrese has not currently been named to any committees of the board of directors. Mr. Calabrese was not selected as a director pursuant to any arrangement or understanding between him and any other person.
                As a member of the board of directors, Mr. Calabrese will be eligible for grants of stock options under the Company’s stock option plans, but Mr. Calabrese did not receive a stock option grant in connection with his election as a director, and is not otherwise a party to, or a participant in, any material plan, contract or arrangement affected by his election as a director.
                The Company is the bank holding company for Bank of New Jersey, referred to as the “Bank.” The Bank has made, and expects to continue to make, loans in the future to Mr. Calabrese and/or his family members, and to firms, corporations, and other entities in which he and/or any of his family members maintain interests. None of such loans are, as of the date of this report, or have been, nonaccrual, past due, restructured or potential problems, and all of such loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank and did not involve more than the normal risk of collectibility or present other unfavorable features.
SIGNATURES
                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANCORP OF NEW JERSEY, INC.

Date: August 3, 2007	By: